EXHIBIT 4
PACIFIC ELECTRIC WIRE & CABLE CO., LTD.
No. 95, Section 2
Dunhua South Road
Taipei, 106 Taiwan, ROC
June 28, 2007
SOF Investments, L.P.
645 Fifth Avenue, 21st Floor
New York, NY 10022
Attention: General Counsel
          Re:     Reimbursement Letter — Asia Pacific Wire & Cable Corporation Limited
Ladies and Gentlemen:
          Reference is made to that certain Shareholders’ Agreement (the “Shareholders’ Agreement”) dated even herewith, by and among Asia Pacific Wire & Cable Corporation Limited, a Bermuda company, Pacific Electric Wire & Cable Co., Ltd., a Taiwan, ROC company (“PEWC”), and SOF Investments, L.P., a Delaware limited partnership, (“SOF”). Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Shareholders’ Agreement.
          In connection with the transactions contemplated by the Shareholders’ Agreement, the parties hereto hereby agree as follows:
          Contemporaneously with the closing of the Shareholders’ Agreement, PEWC shall reimburse SOF for its legal expenses related to the negotiation, execution and delivery of the Shareholders’ Agreement and related transactions consummated simultaneously therewith, upon presentment to PEWC of invoices for such legal services specifying (i) attorney name, (ii) hours billed and (iii) total amount for such hours billed, such amount not to exceed US$150,000.
          This Reimbursement Letter may not be amended or waived except by an instrument in writing signed by each of PEWC and SOF. This Reimbursement Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles (other than Section 5-1401 and 5-1402 of the New York General Obligations Law). This Reimbursement Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Reimbursement Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

          Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Reimbursement Letter.

Very truly yours, PACIFIC ELECTRIC WIRE & CABLE CO., LTD.
By:	/s/ Yuan Chun Tang
	Name:	Yuan Chun Tang
	Title:	Chairman

Accepted and agreed to as of
the date first written above by:
SOF INVESTMENTS, L.P.

By:	/s/ Marc R. Lisker Name: Marc R. Lisker
Title: Manager and General Counsel